As filed with the Securities and Exchange Commission on October 28, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COHESION TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3274368 (I.R.S. Employer Identification Number)

2500 Faber Place
Palo Alto, California 94303
(650) 320-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William G. Mavity
President and Chief Executive Officer
Cohesion Technologies, Inc.
2500 Faber Place
Palo Alto, California 94303
(650) 320-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael W. Hall, Esq.
Latham & Watkins
135 Commonwealth Drive
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement is declared effective.

     If the only securities being registered on this Form are pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(2)	Share(3)	Price(3)	Registration Fee

Common Stock, par value $0.001 per share(1)	910,768	$3.74	$3,406,272	$314

(1)	Associated with the common stock are preferred stock purchase rights which will not be exercised or be evidenced separately from the common stock prior to the occurrence of certain events.
(2)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price of our common stock on October 25, 2002 as reported on the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2002

PROSPECTUS

Up to 910,768 Shares

Cohesion Technologies, Inc.

COMMON STOCK
($0.001 par value per share)

     The selling stockholders identified in this prospectus may from time to time sell up to an aggregate of 910,768 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. Please see “Selling Stockholders” and “Plan of Distribution” for information about the selling stockholders and the manner of offering of the common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol “CSON.” On October 25, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $3.80 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

     The common stock has not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               , 2002

ABOUT COHESION
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

     This prospectus incorporates important business and financial information about Cohesion Technologies, Inc. that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, upon written or oral request at the following address and telephone number: Deborah L. Webster, Vice President and Chief Administrative Officer, Cohesion Technologies, Inc., 2500 Faber Place, Palo Alto, California 94303, (650) 320-5500. In order to obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Please see “Where You Can Find More Information.”

i

ABOUT COHESION

General

     Cohesion is focused on developing and commercializing proprietary biosurgical products used by physicians to facilitate their performance of surgical procedures, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration. These products increase the effectiveness of, and minimize complications following, open and minimally invasive surgeries. Hemostatic devices are used to control bleeding during surgeries, to ensure effective closure of surgical wounds and to avoid serious or life-threatening complications, including blood loss, tissue damage, infection and excessive scarring. CoStasis Surgical Hemostat, Cohesion’s first biosurgical product, is designed for use in cardiovascular, orthopedic, urologic and general surgery indications. Cohesion received CE Mark approval for CoStasis in September 1998, and in June 2000, Cohesion received approval from the United States Food and Drug Administration, or FDA, to market CoStasis in the United States. CoSeal Surgical Sealant, Cohesion’s second biosurgical product, is a biosealant designed for sealing vascular grafts and other tissues and sites of incision. Cohesion received CE Mark approval for CoSeal in February 2000 and received approval from the FDA to market CoSeal in the United States in December 2001. Cohesion launched the product in January 2002.

     Cohesion’s products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue. Cohesion is evaluating the potential for use of Cohesion’s hydrophylic polymers as a means to reduce or prevent adhesions resulting from the interruption of natural tissue surfaces during surgical procedures, and recently received CE Mark approval permitting the sale of Cohesion’s Adhibit adhesion prevention barrier in Europe. In addition, Cohesion has previously conducted research programs with the ultimate goal of developing recombinant sources of human collagen and thrombin, a potent clotting agent, for potential use in Cohesion’s current and future products.

Recent Events

     On September 27, 2002, Cohesion entered into an Agreement and Plan of Reorganization with Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia, and Chardonnay Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Angiotech. Pursuant to the merger agreement, Chardonnay Acquisition Corp. will merge with and into Cohesion, with Cohesion surviving the merger and continuing as a wholly owned subsidiary of Angiotech. Upon completion of the merger, Cohesion stockholders will be entitled to receive approximately $4.05 worth of Angiotech common stock, subject to the collar mechanism described below, for each share of Cohesion common stock.

     The fraction of a share of Angiotech common stock that will be issued for each outstanding share of Cohesion common stock will depend on the average of the daily low and high selling prices of one share of Angiotech common stock on the Nasdaq National Market during the 20-day trading period ending on the third trading day prior to completion of the merger, which is referred to herein as the Angiotech reference price. If the Angiotech reference price is from $34.00 to $46.00 per share, each share of Cohesion common stock will convert into the right to receive that fraction of a share of Angiotech common stock equal to the fraction obtained by dividing $4.05 by the Angiotech reference price. If the Angiotech reference price is above $46.00 per share, each share of Cohesion common stock will convert into the right to receive 0.0880 of a share of Angiotech common stock. If the Angiotech reference price is below $34.00 per share, each share of Cohesion common stock will convert into the right to receive 0.1191 of a share of Angiotech common stock.

     For a more detailed description of the merger agreement and the merger, please see our filings with the Securities and Exchange Commission.

     Our executive offices are located at 2500 Faber Place, Palo Alto, California 94303, and our telephone number is (650) 320-5500. Our corporate website is located at www.cson.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus. Whenever we refer to the “company” or to “us” or use the terms “we” or “our” in this prospectus, we are referring to Cohesion Technologies, Inc.

RISK FACTORS

     An investment in our securities involves a high degree of risk. Described below are some of the risks and uncertainties facing our company. There may be additional risks that we do not presently know of or that we currently consider immaterial. Any of these risks could adversely affect our business, results of operations, liquidity and financial position.

Risks Related to the Proposed Merger and the Combined Company

Our stockholders may not receive exactly US $4.05 in value of Angiotech common stock for each share of our common stock, and the shares of Angiotech common stock to be received by our stockholders pursuant to the proposed merger may decrease in value after the exchange ratio is fixed.

     As a result of the proposed merger with Angiotech, each outstanding share of our common stock will be converted into Angiotech stock in accordance with an exchange ratio. The exchange ratio is the fraction of a share of Angiotech common stock that will be issued for each share of our common stock in the proposed merger, and is equal to the quotient of US $4.05 divided by the average trading price of Angiotech common stock on the Nasdaq National Market for the 20 trading days ending three days before the completion of the merger. The exchange ratio, however, is subject to a collar mechanism, which means (1) if the average trading price of a share of Angiotech common stock during the 20 trading day period is greater than US $46.00, the exchange ratio will be fixed at 0.0880 and (2) if the average trading price of a share of Angiotech common stock during the 20 trading day period is less than US $34.00, the exchange ratio will be fixed at 0.1191.

     After the exchange ratio is fixed, the number of shares of Angiotech common stock that our stockholders will be entitled to receive pursuant to the merger will not change, even if the market price of Angiotech common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement based solely on fluctuations in the price of shares of Angiotech common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations have adversely affected the market price of shares of Angiotech common stock and may continue to do so in the future. The market price of shares of Angiotech common stock upon and after completion of the proposed merger could be lower than the market price on the date the exchange ratio is fixed. You should obtain recent market quotations of Angiotech common stock.

     In addition, since the exchange ratio is subject to a collar mechanism described above, the number of shares of common stock issuable by Angiotech is limited regardless of the trading price of Angiotech common stock. This means that even if Angiotech common stock is trading below US $34.00, the holders of shares of our common stock will be entitled to receive shares of Angiotech common stock based on the US $34.00 price and not the lower trading price. Similarly, if shares of Angiotech common stock are trading above US $46.00, Angiotech will be required to issue shares of its common stock based on the US $46.00 price and not the higher trading price.

Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

     The proposed merger involves risks related to the integration and management of technology, operations and personnel of two companies. The two companies have different technologies, products and business operations that have operated independently. The integration of our businesses with Angiotech’s will be a complex, time-consuming and expensive process and may disrupt the business and adversely affect the operating results of the combined company if not completed in a timely and efficient manner. Following the proposed merger, the combined company must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices. To date, Angiotech has no direct experience integrating acquisitions or merger subsidiaries.

     The combined company may encounter substantial difficulties, costs and delays in integrating our operations, including:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	inability to implement uniform standards, controls, procedures and policies;

•	failure to effectively integrate research and development and product development efforts; and

•	loss of key employees and/or the diversion of management’s attention from other ongoing business concerns.

     If Angiotech fails to integrate our business successfully, the operating results of the combined company could be adversely affected and the combined company may not achieve the operating efficiencies hoped for from the proposed merger. In addition, we are headquartered in Northern California and Angiotech is headquartered in Vancouver, British Columbia, Canada. The geographic distances between the companies and their respective offices and operations and the consolidation of operations may increase the risk that the integration will not be completed successfully or in a timely and cost-effective manner. The management of the combined company may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.

The costs to complete the proposed merger are substantial. These costs and the manner of accounting for the proposed merger may affect our, Angiotech’s and the combined company’s reported results of operations.

     It is anticipated that together the two companies will incur substantial costs in connection with the proposed merger. This includes costs associated with combining the businesses of the two companies, such as integration and restructuring costs, costs associated with the consolidation of operations and the fees of financial advisors, attorneys and accountants. Along with Angiotech, we may also recognize a number of expenses prior to the closing of the merger, which may negatively affect our results of operations. A significant portion of these costs will be charged to expense in the period incurred, reducing the combined company’s earnings or increasing its loss for that period. The remaining costs, consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be a component of the purchase price and capitalized as an element of goodwill. Goodwill is required to be tested for impairment at least annually and the combined company will be required to record a charge to earnings in any period that impairment of goodwill is determined.

     Management of the combined company may not be able to effectively control the costs associated with the integration of the two companies. These costs may also be higher than anticipated. If integration costs are not managed effectively or if they are higher than anticipated then the financial results and stock price of the combined company could be materially and adversely affected.

     A substantial portion of these costs will be incurred whether or not the proposed merger is completed.

If Angiotech does not successfully integrate our business and operations or the proposed merger’s benefits do not meet the expectations of investors or financial or industry analysts, the market price of Angiotech common stock may decline.

     The market price of Angiotech common stock may decline as a result of the merger for many reasons, including:

•	the integration of the two companies is not completed in a timely and efficient manner;

•	the perceived benefits of the merger are not achieved as rapidly as, or to the extent anticipated by, financial or industry analysts;

•	Angiotech’s assumptions about our business model and operations, considered on a stand-alone basis, may prove incorrect;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant shareholders of Angiotech following the merger decide to dispose of their shares because the results of the merger are not consistent with their expectations.

Failure to complete the proposed merger could negatively impact the market price of our common stock.

     If the proposed merger is not completed for any reason, we, along with Angiotech, will be subject to a number of material risks, including:

•	the provision in the merger agreement which provides that under specified circumstances either company could be required to pay the other a termination fee of US $1.7 million plus expenses, up to a maximum of US $250,000, incurred in connection with the proposed merger;

•	the market price of our common stock may decline to the extent that the current market price of such shares reflects a market assumption that the proposed merger will be completed;

•	costs related to the proposed merger, such as legal and accounting fees, must be paid even if the merger is not completed;

•	the possibility that we may have insufficient working capital and may be unable to obtain additional funding on terms acceptable to the us, or at all; and

•	the diversion of management attention from our day-to-day business, reduction in capital spending and the unavoidable disruption to our employees and our relationships with customers and suppliers, during the period before completion of the proposed merger, may make it difficult for us to regain our financial and market position if the merger does not occur.

     If the proposed merger is terminated and our board of directors seeks another merger or business combination, our stockholders cannot be certain that we will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Angiotech in the proposed merger.

Some of our executive officers and directors have interests that may influence them to support and approve the proposed merger.

     Our current and former directors and executive officers will receive continuing indemnification against liabilities and specified payments and have stock options and employment agreements that provide them with interests in the proposed merger that are different from, or are in addition to, your potential interests in the proposed merger. In connection with the proposed merger, all outstanding options to purchase shares of our common stock will accelerate and become fully vested and exercisable and be assumed by Angiotech. Some of our officers may become entitled to severance payments if they are terminated or constructively terminated after completion of the merger. As a result, our directors and officers may have been and be more likely to vote to adopt (and recommend that stockholders vote to adopt) the merger agreement and the proposed merger than if they did not have these interests. Our stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the proposed merger.

Some executive officers and key personnel are critical to the business of the combined company and these officers and key personnel may not remain with the combined company in the future.

     The success of the combined company following the proposed merger depends upon the continued service of some executive officers and other key personnel. Uncertainties associated with the merger may adversely affect the combined company’s ability to attract and retain these persons. In addition, the merger agreement provides that immediately prior to the completion of the proposed merger, our directors and executive officers, as specified by Angiotech, will resign from positions held by them. If the combined company loses the services of one or more of its other executive officers or key employees, or if one or more of these individuals decides to join a competitor or otherwise compete directly or indirectly with the combined company, the combined company’s business, operating results and financial condition could be seriously harmed.

Angiotech’s stock price has been volatile, is likely to continue to be volatile and could decline substantially.

     The price of Angiotech’s stock has been, and is likely to continue to be, highly volatile, including after the proposed merger. That price could fluctuate significantly for the following reasons:

•	failure to successfully combine the companies or otherwise achieve the desired benefits of the merger;

•	future announcements concerning the combined company and its competitors;

•	quarterly variations in operating results;

•	introduction of new products or changes in product pricing policies by the combined company or its competitors;

•	acquisition or loss of significant customers, distributors and suppliers;

•	changes in earnings estimates by analysts;

•	changes in third-party reimbursement practices;

•	regulatory developments;

•	developments in the litigation between Boston Scientific, Cook and Guidant Corporation; or

•	fluctuations in the economy or general market conditions.

     In addition, stock markets in general, and the market for shares of biopharmaceutical and life science companies in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price for Angiotech’s stock, including after the merger. The market price of Angiotech’s stock could decline below its current price and may fluctuate significantly in the future. These fluctuations may or may not be related to the combined company’s performance or prospects.

     In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder files a securities class action suit, we, Angiotech, or the combined company could incur substantial legal fees and its management’s attention and resources could be diverted from operating the business of the combined company in order to respond to the litigation.

Risks Related to the Business of the Two Companies

The two companies have a history of net losses and the combined company may not achieve or maintain profitability.

     Angiotech began operation in 1992 and has incurred a loss from operations in all of the years of its existence. As of September 30, 2001, Angiotech’s accumulated deficit was approximately CDN $40.1 million and it expects such losses to increase as it continues research, development and clinical studies and eventually seeks regulatory approvals for the sale of its product candidates. Angiotech expects to continue to incur substantial losses for the foreseeable future, until and unless strategic alliance payments, product sales and royalty payments, if any, generate sufficient revenue to fund continuing operations. Angiotech cannot predict if profitability will ever be achieved and, if it is, whether or not it will be sustainable.

     We also have a history of operating losses and anticipate continued operating losses. Our operating losses have resulted primarily from expenses incurred in connection with research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses, and we expect that these expenses may continue to increase for the foreseeable future, particularly in light of the anticipated increase in sales and marketing expenses related to the establishment and expansion of a sales organization in the U.S. and related infrastructure. Our ability to achieve and sustain operating profitability is highly dependent upon successfully developing sales and marketing capabilities for our products in the U.S., Europe and other markets at appropriate selling prices and costs of manufacture. We may never successfully manufacture, commercialize and market our products, record significant product revenues or achieve operating profitability.

     The combined company’s ability to achieve and maintain profitability will depend on, among other things, the market acceptance of any product candidate that receives regulatory approval. There can be no assurances that any products will achieve commercial success or whether:

•	the products will be more effective than alternative treatments;

•	side effects of the products will be acceptable to doctors and patients;

•	the products will be convenient to administer;

•	the products will be sold at a competitive price, with sufficient reimbursement available from government insurers and other third-party payors; and

•	the combined company will be able to obtain sufficient licensing revenue for its products.

     In addition, we will incur significant costs in connection with the proposed merger even if the merger is not completed.

The combined company must receive regulatory approval for each of its product candidates before they can be sold commercially in North America or internationally, which can take significant time and be very costly.

     The manufacture and sale of medical devices and human therapeutic products in Canada, the U.S. and internationally is governed by a variety of statutes and regulations. These laws require, among other things:

•	approval of manufacturing facilities and practices;

•	controlled research and testing of products;

•	review and approval of submissions containing manufacturing, pre-clinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to good manufacturing practices during production and storage; and

•	control of marketing activities, including advertising and labeling.

     The product candidates currently under development by the two companies will require significant development, preclinical and clinical testing and investment of significant funds prior to regulatory approval and commercialization. The process of completing clinical testing and obtaining such approvals is likely to take many years and require the expenditure of substantial resources, and there can be no assurance that any clinical studies by the combined company or its collaborators will be successful or that regulatory approvals will be received.

     The combined company’s potential product candidates may not reach the market for a number of reasons, including:

•	negative, inconclusive or otherwise unfavorable results from clinical development programs;

•	a sufficient number of patients may not enroll in studies;

•	significant delays in clinical development programs;

•	significant increases in the costs of clinical trials;

•	the possibilities that the product candidates will be found to be ineffective or cause harmful side effects during pre-clinical testing or clinical trials;

•	failure to receive necessary regulatory approvals;

•	difficulty in manufacturing on a commercial scale at acceptable cost;

•	failure to achieve market acceptance; or

•	non-commercialization due to the proprietary rights of third parties.

     In addition, the combined company will rely on third-party clinical investigators to conduct its clinical studies and, therefore, it will not control every aspect of these activities. Third parties may not complete testing activities on schedule, or may not conduct clinical trials in accordance with regulatory requirements. The failure of these third parties to carry out their contractual duties could delay or prevent the development and commercialization of the combined company’s products.

     If any of the combined company’s development programs are not successfully completed in a timely fashion, required regulatory approvals are not obtained in a timely fashion, or products for which approvals are obtained are not commercially successful, the combined company’s prospects, business, financial condition and results of operations may be materially and adversely affected and could cause the price of Angiotech’s common stock to decline substantially.

The combined company will depend heavily on the success of product candidates based upon preclinical formulations. If it is unable to achieve regulatory approval for these product candidates, the combined company will be unable to generate revenues and its stock price will decline.

     Angiotech has invested a significant portion of its time and financial resources since its inception in the development of product candidates based upon paclitaxel formulations for the treatment of chronic inflammatory and angiogenesis-dependant diseases. Angiotech anticipates that, for the foreseeable future, its ability to generate revenues and achieve profitability will be solely dependent on the successful commercialization of product candidates based upon its paclitaxel formulations for the treatment of chronic inflammatory and angiogenesis-dependant diseases. All of Angiotech’s product candidates are in clinical studies and are based upon its paclitaxel formulations. The FDA may not consider paclitaxel formulations to be appropriate candidates for an expedited approval process should Angiotech choose to seek it. Accordingly, any of Angiotech’s product candidates could take a significantly longer time to gain regulatory approval than expected or may never gain approval. Angiotech has limited clinical data on its paclitaxel formulations. Future clinical studies may not demonstrate that paclitaxel-based product candidates are safe and effective. In addition, Angiotech or the FDA might delay or halt clinical studies of its product candidates for various reasons, including:

•	paclitaxel may not appear to be more effective than current therapies;

•	paclitaxel may have unforeseen adverse side effects;

•	the time required to determine whether paclitaxel is effective may be longer than expected;

•	Angiotech may not be able to produce sufficient quantities of its paclitaxel formulations to complete the studies; or

•	an inability to manufacture paclitaxel in commercial quantities and at acceptable cost.

     Due to Angiotech’s significant reliance on paclitaxel, any delay or halting of clinical studies for any reason may have a material adverse effect on Angiotech’s operations and could cause the price of its common stock to decline substantially.

Even if some of the combined company’s product candidates receive regulatory approval, those products may still face subsequent regulatory difficulties.

     If the combined company receives regulatory approval to sell any of its product candidates, regulatory agencies may, nevertheless, limit the categories of patients who can use them. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. In addition, regulatory agencies may require expensive post-approval studies. If previously unknown problems with a product candidate or a manufacturing and laboratory facility are discovered or the combined company fails to comply with applicable regulatory approval requirements, a regulatory agency may impose restrictions on that product or on the combined company, including the requirement to withdraw the product from the market, close the facility or pay substantial fines.

Even if the combined company receives approval for the marketing and sale of its product candidates, they may never be accepted by the market.

     Many factors may affect the market acceptance and commercial success of the combined company’s products.

     For example, factors that may affect the market acceptance and commercial success of product candidates include:

•	the product labeling or product insert required by the FDA or other regulatory agencies;

•	the cost-effectiveness and the availability of insurance or other third-party reimbursement, in particular Medicare and Medicaid;

•	the timing of market entry of products relative to competitive products;

•	the extent and success of marketing and sales efforts; and

•	the rate of adoption by physicians and by the target patient population.

     Further, there can be no assurances that the combined company’s products, such as our CoStasis surgical hemostat, a product designed to control diffuse capillary and small vein bleeding, and our CoSeal surgical sealant, a product designed to seal anastomoses and sites of incision in connection with surgery, will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and U.S. marketing approvals are maintained. We believe that recommendations and endorsements by physicians will be essential for market acceptance of these surgical products, and there can be no assurance that these recommendations or endorsements will be obtained. We also believe that surgeons will not use these products unless they determine, based on clinical data and other factors, that the products represent an effective means of controlling bleeding and sealing anastomoses and sites of incision, and that the clinical benefits to patients and cost savings achieved through use of these products outweigh their cost. Acceptance among physicians may also depend upon the ability to train surgeons and other potential users of these products in the application of sprayable surgical products, and the willingness of such users to learn these relatively new techniques. Additional factors in achieving market acceptance may include:

•	an ability to address competition from U.S. and international medical device, pharmaceutical and biopharmaceutical companies;

•	successfully developing an effective direct marketing and sales force; and

•	forming strategic partnerships and manufacturing cost-effective products.

     A failure to achieve significant market acceptance of the combined company’s products will harm the prospects, business, financial condition and results of operations.

Angiotech does not have experience in manufacturing products on a commercial basis.

     Angiotech’s only manufacturing experience is in producing drug substances for clinical studies. To be successful, Angiotech’s product candidates will have to be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Angiotech does not currently have facilities for the commercial production of its product candidates under development and must rely on third-party suppliers to provide the paclitaxel formulation. Angiotech intends to contract with third-party manufacturers to produce commercial quantities of its potential products but there can be no assurances that:

• satisfactory arrangements with such parties will be reached;

• such arrangements will be successful on an ongoing basis;

• sufficient sources of supply will be available; or

• contractors will be able to develop adequate manufacturing capabilities for commercial scale quantities.

     Angiotech may elect to perform manufacturing operations internally. Developing its own commercial scale manufacturing facilities would require raising substantial additional funds and the hiring and retention of additional management and technical personnel who have the necessary manufacturing experience.

     All manufacturing facilities must comply with applicable regulations and there can be no assurances that approval will be obtained for these sites. In addition, whether Angiotech or contractors provide the manufacturing operations, there can be no assurance that Angiotech or its contractors will be able to make the transition to commercial production. A failure to achieve regulatory approval for manufacturing facilities or a failure to make the transition to commercial production for its products will harm the combined company’s prospects, business, financial condition and results of operations.

Angiotech is dependant on its relationship with strategic collaborators for the development and the potential commercialization of its products, and strategic collaborations will be necessary for the development of the combined company’s products, the terms of which may harm its business and dilute its shareholders.

     Angiotech’s strategy has been to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of its product candidates. To date, Angiotech has entered into collaborations for the potential development and commercialization of its product candidates with several medical device firms and licensees and has initiated collaborations with a number of research organizations. There can be no assurance that Angiotech will be able to establish additional collaborations on favorable terms, if at all, or that current or future collaborative arrangements will be successful.

     Should any collaborator fail to successfully develop or commercialize any of Angiotech’s product candidates to which it has rights, or be precluded from developing or commercializing any product (through litigation or otherwise), the combined company’s business may be adversely affected. For example, should Johnson & Johnson, as a result of its recent judgment against a collaborator, Boston Scientific, limit Boston Scientific’s ability to sell stents in the U.S., this would materially and adversely affect Angiotech’s business. In addition, while it is believed that collaborators will have sufficient economic motivation to continue their funding, research, development and commercialization activities, there can be no assurance that any of these collaborations will be continued or result in successfully commercialized products. Failure of a collaborator to continue funding any particular program could delay or halt the development or commercialization of any product candidates arising out of such program. In addition, collaborators could pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, including Angiotech’s competitors, as a means for developing treatments for the diseases targeted by our programs.

     Additional collaborative agreements may be necessary for the development of the combined company’s products. These additional agreements may obligate the combined company to exercise diligence in bringing product candidates to market and may obligate it to make minimum guarantee or milestone payments. This diligence and milestone payments may be costly and could harm the combined company’s business. The combined company may also be obligated to make royalty payments on the net sales, if any, of products resulting from licensed technology and may be responsible for the costs of filing and prosecuting patent applications. These costs could adversely affect the combined company’s business.

     In addition, if the proposed merger is completed, your holdings of Angiotech common stock will be diluted if Angiotech issues equity securities in connection with any collaboration. If Angiotech issues preference shares to collaborators, the holders of the preference shares could have rights senior to those of the holders of common stock. If Angiotech issues debt to collaborators, the debt holders would have rights senior to holders of its common stock to make claims on Angiotech’s assets and the terms of any debt could restrict the combined company’s operations, including the ability to pay dividends on its common stock.

The combined company will have a limited sales and marketing staff and will need to further develop marketing and sales capabilities to successfully commercialize its products.

     The two companies have limited experience in marketing and selling their products and we have only recently initiated a significant direct marketing and sales capability in the United States. In order to achieve commercial success for its approved products, the combined company will have to develop an effective marketing and sales force or enter into further arrangements with third parties to market and sell its products. If the combined company develops its own marketing and sales capabilities, it will be competing with other companies that currently have experienced and well-funded marketing and sales operations. To the extent that the combined company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues received will be dependent on the efforts of others, and there can be no assurances that these efforts will be successful. Failure to further develop and expand the combined company’s direct sales and marketing force or enter into additional arrangements with other companies to market and sell its products will reduce the combined company’s ability to generate revenues.

Any failure to obtain and protect intellectual property could adversely affect the combined company’s business.

     Angiotech’s success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others or having others infringe its rights. Angiotech has filed and is actively pursuing patent applications in Canada, the U.S. and other jurisdictions. The patent positions of pharmaceutical, biotechnology and medical device companies are uncertain and involve complex legal and factual questions for which important legal issues are largely unresolved. For example, no consistent policy has emerged regarding the breadth of health-related patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. There can be no assurance that:

•	patent applications will result in the issuance of patents;

•	additional proprietary products developed are patentable;

•	patents issued will provide adequate protection or any competitive advantages;

•	patents will not be successfully challenged by third parties; or

•	the patents of others will not impede Angiotech’s (or its collaborators’) ability to commercialize its technology.

     The drug paclitaxel is itself not covered by composition of matter patents. Therefore, although Angiotech is developing an intellectual property portfolio around the use of paclitaxel for intended commercial applications, others may be able to engage in off-label use of paclitaxel for the same indications, causing the combined company to lose potential revenue. Furthermore, there can be no assurance that others will not independently develop similar products or technologies or, if patents are issued to Angiotech, design around any patented products developed by Angiotech.

     Another uncertainty is that the publication of discoveries in the scientific or patent literature often lags behind actual discoveries. As a consequence, there may be uncertainty as to whether Angiotech or another licensor was the first creator of inventions covered by issued patents or pending patent applications or that Angiotech, or another licensor, was the first to file patent applications for such inventions. Moreover, Angiotech might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or other proceedings outside the U.S., including oppositions, to determine priority of invention or patentability. An unfavorable outcome in an interference or opposition proceeding could preclude Angiotech, its collaborators and its licensees from selling products using the technology or require Angiotech to obtain license rights from prevailing third parties. There can be no assurances that any prevailing party would offer Angiotech a license on commercially acceptable terms, if at all.

     Several oppositions were filed against Angiotech’s granted European patent relating to stents and rheumatoid arthritis. These oppositions asserted a number of grounds, including patents and scientific articles, that were alleged as prior art to Angiotech’s granted European patent. After a hearing before the Opposition Division of the European Patent Office in July 2000, a decision was rendered holding several of the non-stent related patent claims invalid. No formal decision has been rendered with respect to claims relating to stents and methods of using stents. The decision of the Opposition Division has been appealed to the Board of Appeal of the European Patent Office and an adverse decision by the Board of Appeal could result in revocation of Angiotech’s patent or a narrowing of the scope of protection afforded by the patent.

     There can be no assurance that the patents that Angiotech has received, or may be able to obtain in the future, would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

     Angiotech’s intellectual property includes trade secrets and know-how and may not be protected by patents. There can be no assurance that Angiotech will be able to protect its trade secrets. To help protect its rights, Angiotech requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

The combined company’s ability to operate could be hindered by the proprietary rights of others.

     A number of pharmaceutical, biotechnology and medical device companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the combined company’s business. Some of these technologies, applications or patents may conflict with the combined company’s technologies or intellectual property rights. As a result of the opposition and appeal currently proceeding before the Board of Appeal of the European Patent Office, Angiotech is aware of other parties with intellectual property rights that may represent prior art or other potentially conflicting intellectual property, including stents coated with agents intended to reduce restenosis. Such conflicts could limit the scope of the patents, if any, that Angiotech may be able to obtain or result in the denial of its patent applications altogether.

     If patents that cover the combined company’s activities are issued to other persons or companies, it could be charged with infringement. In the event that other parties’ patents cover any portion of the combined company’s activities, it may be forced to develop alternatives or negotiate a license for such technology. There can be no assurances that the combined company would be successful in either developing alternative technologies or acquiring licenses upon reasonable terms, if at all. Any such license could require the expenditure of substantial time and other resources and could have a material adverse effect on the combined company’s business and financial results. If the combined company does not obtain such licenses, it could encounter delays in the introduction of its products or could find that the development, manufacture or sale of products requiring such licenses is prohibited.

The combined company may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

     The combined company’s future success and competitive position depends in part on its ability to obtain and maintain proprietary intellectual property rights used in its principal product candidates. Any such success may be achieved in part by prosecuting claims against others who Angiotech believes is infringing its rights and by defending claims of intellectual property infringement brought by Angiotech’s competitors and others. Angiotech’s involvement in intellectual property litigation could result in significant expense, adversely affecting the development of product candidates or sales of the challenged product or intellectual property and diverting the efforts of the combined company’s technical and management personnel, whether or not such litigation is resolved in its favor. Some of Angiotech’s competitors may be able to sustain the costs of complex patent litigation more effectively because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on combined company’s ability to continue its operations. In the event of an adverse outcome as a defendant in any such litigation, Angiotech may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use or sale of product candidates or products that infringe upon the intellectual property of others;

•	expend significant resources to design around a patent or to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by Angiotech in pending applications, Angiotech may be required to participate in interference proceedings with the U.S. Patent and Trademark Office, or other proceedings outside the U.S., including oppositions, to determine priority of invention or patentability, which could result in substantial cost to the combined company even if the eventual outcome were favorable.

The two companies currently face, and the combined company will continue to face, significant competition.

     Competition from pharmaceutical companies, medical device companies, biotechnology companies and academic and research institutions is intense and is expected to increase. Many of the combined company’s competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, sales and marketing resources and experience than it will. Some of these competitors include Johnson & Johnson, Guidant Corporation, Abbott Laboratories, Biocompatibles International plc, Boston Scientific Corporation, Medtronic, Inc., Ethicon, Inc., Tyco Healthcare Group, Baxter Healthcare Corporation, Haemacure Corporation, Genzyme Biosurgery, a division of Genzyme Corporation, and Lifecore Biomedical, Inc., among others. Other companies may:

•	develop and patent products earlier than the combined company;

•	obtain regulatory approvals for product candidates more rapidly; or

•	develop more effective or less expensive products.

     While the combined company will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that:

•	research and development by others will not render the combined company’s technology or product candidates obsolete or non-competitive;

•	treatments or cures developed by others are not superior to any therapy developed by the combined company; or

•	any therapy developed by the combined company will be preferred to any existing or newly developed technologies.

The combined company’s products and product candidates could become obsolete as a result of rapid technological change.

     The biotechnology, pharmaceutical and medical device industries are subject to rapid and substantial technological change. There can be no assurance that developments by others will not render the combined company’s product candidates or technologies non-competitive or that the combined company will be able to keep pace with technological developments. Other companies have developed and will continue to develop technologies that could be the basis for competitive products. Some of these technologies and products have an entirely different approach or means of accomplishing the desired therapeutic effect, and could be more effective and less costly than the combined company’s product candidates.

If the combined company fails to raise the capital necessary to fund its operations, it will be unable to advance its development programs and complete its clinical studies.

     Angiotech has raised approximately CDN $191.6 million, net of offering costs, from the sale of equity securities since its incorporation through June 30, 2002. Developing product candidates and conducting clinical studies for a particular disease indication is costly and Angiotech intends to conduct clinical studies for several different indications simultaneously, which will increase its costs. The combined company may need to raise additional capital to:

•	fund operations;

•	fund clinical studies;

•	continue the research and development of product candidates; and

•	commercialize products.

     Additional financing may not be available on acceptable terms, if at all. If the combined company raises funds by issuing more equity securities, holders of common stock will experience dilution. If the combined company issues preference shares, the holders of the preference shares could have rights senior to those of the holders of common stock. If Angiotech raises funds by incurring debt, the debt holders would have rights senior to holders of its common stock to make claims on its assets and the terms of any debt could restrict the combined company’s operations, including an ability to pay dividends on its common stock.

     If the combined company is unable to raise additional funds when needed, it may be required to delay, reduce or eliminate some or all of its development programs and some or all of its clinical studies. The combined company may also be forced to license technologies to others that it would prefer to develop internally.

     On June 30, 2002, Angiotech had approximately CDN $137.8 million in cash, cash equivalents and short-term investments. Angiotech believes that it has sufficient capital to fund the combined company’s operations through at least 2004. However, the business and operations of the combined company may consume financial resources faster than anticipated and the combined company may need to raise capital sooner than anticipated due to a number of factors, including:

•	an increase in the number, size, duration or complexity of clinical studies;

•	slower than expected progress in developing products;

•	higher than expected costs to obtain regulatory approvals; and

•	higher than expected costs to protect intellectual property rights.

     In addition, Angiotech has no established bank financing arrangements and there can be no assurance that Angiotech or the combined company will be able to establish such arrangements on satisfactory terms, if at all.

Acquisitions of companies or technologies may result in disruptions to the combined company’s business.

     As part of its business strategy, the combined company may acquire assets and businesses principally relating to or complementary to Angiotech’s and our current operations. Any other acquisitions and/or mergers by the combined company are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

•	exposure to unknown liabilities of acquired companies;

•	higher than anticipated acquisition costs and expenses;

•	effects of costs and expenses of acquiring and integrating new businesses on the operating results and financial condition of the combined company;

•	the difficulty and expense of assimilating the operations and personnel of the companies;

•	disruption of the combined company’s ongoing business;

•	diversion of management’s time and attention;

•	failure to maximize the combined company’s financial and strategic position by the successful incorporation of acquired technology;

•	the inability to implement uniform standards, controls, procedures and policies;

•	loss of key employees and customers as a result of changes in management;

•	the incurrence of amortization expenses; and

•	possible dilution to the shareholders of the combined company.

     In addition, geographic distances may make integration of businesses more difficult. The combined company may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

     Further, your holdings in the combined company will be diluted if equity securities are issued in connection with any acquisition. If significant acquisitions are made for a cash consideration, the combined company may be required to use a substantial portion of its available cash, cash equivalents and short-term investments. If debt is used to finance acquisitions, the debt holders would have rights senior to holders of common stock to make claims on the combined company’s assets and the terms of any debt could restrict the combined company’s operations, including its ability to pay dividends on common stock. Acquisition financing may not be available on acceptable terms, if at all.

The combined company may incur significant costs complying with environmental laws and regulations.

     Angiotech’s and our research and development processes involve the use of hazardous and radioactive materials. The combined company will be subject to federal, provincial, local and other laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the combined company could be held liable for any damages that result and any such liability could exceed its resources. Angiotech is not currently specifically insured with respect to this liability and there can be no assurance that the combined company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that its operations, business or assets will not be materially and adversely affected by current or future environmental laws or regulations.

If the combined company fails to hire and retain key management, scientific and technical personnel, it may be unable to successfully implement its business plan.

     The combined company will be highly dependent on its senior management and scientific and technical personnel. The competition for qualified personnel in the biotechnology field is intense, and the combined company will rely heavily on its ability to attract and retain qualified managerial, scientific and technical personnel. The combined company’s ability to manage growth effectively will require continued implementation and improvement of its management systems and the ability to recruit and train new employees. There can be no assurance that the combined company will successfully be able to attract and retain skilled and experienced personnel.

The commercial potential of the combined company’s products and product candidates will be significantly limited if it is not able to obtain adequate levels of reimbursement for them.

     The combined company’s ability to commercialize human therapeutic products and product candidates successfully will depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and there can be no assurance that adequate third-party coverage will be available for the combined company to realize an appropriate return on its investment in product development.

Product liability or other claims against the combined company may result in substantial damages or reduce demand for its product candidates.

     Medical devices and human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. There can be no assurance that the combined company will be able to obtain or maintain sufficient liability or other insurance coverage for any of its proposed clinical studies or product sales. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the combined company’s product candidates. A product liability claim, a threat that such a claim would be brought against the combined company, or a product withdrawal could have a material adverse effect upon the combined company’s reputation and business, and may also result in an increase in insurance premiums.

The combined company may incur losses associated with foreign currency fluctuations.

     Angiotech’s operations are in some instances conducted in currencies other than the Canadian dollar and fluctuations in the value of foreign currencies relative to the Canadian dollar could cause the combined company to incur currency exchange losses. Exchange rate fluctuations, including the fluctuation in value of the Canadian dollar relative to the U.S. dollar and other foreign currencies, may adversely affect future operating results of the combined company.

Laws and provisions in Angiotech’s memorandum and articles and shareholder rights plan could delay or deter a change in control.

     Angiotech’s memorandum and articles allow the issuance of preference shares. The board of directors may set the rights and preferences of any series of preference shares in its sole discretion without the approval of the holders of our common stock. The rights and preferences of the preference shares may be superior to those of the common stock. Accordingly, the issuance of preference shares also could have the effect of delaying or preventing a change of control of Angiotech. In addition, under the Company Act (British Columbia), some business combinations, including a merger or reorganization or the sale, lease or other disposition of all or a substantial part of our assets, must be approved by at least three-quarters of the votes cast by Angiotech’s shareholders or, in some cases, holders of each class of shares. In some cases, a business combination must be approved by a court. Shareholders may also have a right to dissent from the transaction, in which case, Angiotech would be required to pay dissenting shareholders the fair value of their common stock provided they have followed the required procedures. There are at present no preference shares outstanding.

     In addition, Angiotech adopted a shareholder rights plan which provides for substantial dilution to an acquirer unless either the acquirer makes a bid to all shareholders, which is held open for at least 60 days and is accepted by shareholders holding at least 50% of the outstanding common shares, or the bid is otherwise approved by Angiotech’s board of directors.

     Furthermore, all of Angiotech’s executive officers have contractual rights under employment agreements to have their stock options vest immediately and obtain 12 to 24 months’ severance pay in the event of a change of control of the company.

     Limitations on the ability to acquire and hold Angiotech’s common stock may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition of a significant interest in Angiotech. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act (Canada) subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied or is deemed to be satisfied that there is likely to be a net benefit to Canada from the transaction.

     Each of these matters could delay or deter a change in control that would be attractive to, and provide liquidity for, shareholders and could limit the price that investors are willing to pay in the future for shares of Angiotech’s common stock.

Risks Related to Cohesion

We have a history of operating losses and anticipate continued operating losses.

     Our operating losses have resulted primarily from expenses incurred in connection with research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses, and we expect that these expenses may continue to increase for the foreseeable future, particularly in light of the anticipated increase in sales and marketing expenses related to the establishment and expansion of a sales organization in the United States and related infrastructure. Our ability to achieve and sustain operating profitability is highly dependent upon successfully developing sales and marketing capabilities for our products in Europe, the United States and other markets at appropriate selling prices and costs to manufacture. We cannot assure you that we will successfully manufacture, commercialize and market our products or that we will ever record significant product revenues or achieve operating profitability.

We may need to obtain additional financing to fund operations.

     We believe that our current sources of liquidity should be adequate to fund our anticipated capital requirements through at least the next six months. In July 2002, we entered into an agreement, subject to stockholder approval, for a private placement of approximately 8.2 million shares of common stock and issued warrants to purchase up to an additional approximately 911,000 shares of common stock. This agreement was terminated in September 2002 in connection with our entering into the merger agreement. If the merger is not completed within the currently anticipated schedule or at all, we will require additional financing which may not be available on acceptable terms or at all. If we cannot raise necessary additional capital on acceptable terms, we may have to significantly reduce our expenses and may not be able to effectively market our products, continue our clinical research and product development programs, achieve targeted sales levels, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which would adversely affect our prospects, business, financial condition and results of operations.

     Additional capital raised through the issuance of equity securities, including in connection with the proposed private placement, will decrease the percentage ownership of our existing stockholders, and existing stockholders will experience dilution in net book value per share, or these equity securities may have rights, preferences or privileges senior to those of the holders of our outstanding common stock. Any debt financing, if available, used to raise additional capital may involve covenants limiting or restricting our operations or future opportunities.

We depend on a small number of customers for a substantial portion of our revenues and the loss of one of more of our significant customers could substantially reduce our revenues and prevent us from achieving operating profitability.

     We anticipate that for the foreseeable future we will continue to be primarily dependent on a small number of customers for our revenues. We currently are largely dependent on U.S. Surgical/Tyco Healthcare Group for the distribution of CoStasis in the United States, and CoSeal in the majority of international countries. Sales to U.S. Surgical/Tyco Healthcare Group comprised approximately 75% of product sales during fiscal 2001 and the six months ended December 31, 2001. While we have recently implemented a direct selling organization in the United States focused primarily on CoSeal, we anticipate that U.S. Surgical will continue to sell CoStasis, and may also sell CoSeal, in the United States. The loss of U.S. Surgical, Tyco Healthcare, or one or more of our other significant customers, for any reason, or reduced orders from our significant customers without replacement customers or orders would significantly reduce our revenues and adversely affect our ability to achieve operating profitability.

We must develop and commercialize our products to generate revenues.

     Except for CoStasis, CoSeal, and our line of collagen-based materials for research applications, (“Intermediate Products”), our other products are in research or preclinical or clinical development and are not currently generating revenue. The development and commercialization of new products is highly uncertain, as is the timing associated with these activities. Potential products that may appear to be promising may not reach the market for a number of reasons, including the possibilities that the potential products will be found to be ineffective or to cause harmful side effects during preclinical testing or clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a commercial scale, will be uneconomical, will fail to achieve market acceptance or will be precluded from commercialization by the proprietary rights of third parties. We cannot assure you that any of our development programs will be successfully completed, or that clinical trials will generate anticipated results or will commence or be completed as planned. Additionally, we cannot assure you that we will be able to obtain additional CE Marks in Europe, on a timely basis, if at all, or that any PMA application submitted by us will be accepted or ultimately approved by the FDA on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of our development programs are not successfully completed in a timely fashion, required regulatory approvals are not obtained in a timely fashion, or products for which approvals are obtained are not commercially successful, our prospects, business, financial condition and results of operations will be materially and adversely affected.

We operate in an intense competitive environment.

     We compete with a number of domestic and foreign medical device, pharmaceutical and biopharmaceutical companies and organizations across each of our product categories and areas in which we are conducting research and development activities. In the hemostatic and biosealant areas in the United States, we face strong competition from existing methodologies for controlling bleeding and sealing wounds resulting from surgery, such as hemostatic powders and sponges, collagen-based hemostats and traditional sutures and staples marketed by companies such as Ethicon, Inc. and Tyco Healthcare Group. In addition, Baxter Healthcare Corporation is the largest seller of fibrin sealant products in the United States and Europe. We also face competition from more recent products and technologies, including those developed by Cryolife, Inc., Genzyme Biosurgery, which recently acquired Focal, Inc., and Baxter Healthcare Corporation, which recently acquired Fusion Medical Technologies, Inc. In the United States, there are several additional biosurgery products under development by these companies, as well as the American Red Cross and Haemacure Corporation. Additionally, several companies and institutions are engaged in the development of collagen-based or hydrophilic polymer-based materials, techniques, procedures and products for use in medical applications we anticipate addressing with our current and proposed products and research programs, such as a next generation adhesion prevention barrier. We believe such a product, if marketed commercially, will offer advantageous benefits in terms of performance and deliverability compared to currently marketed adhesion prevention products, and would compete with products from Genzyme Biosurgery, Lifecore Biomedical and Confluent Surgical, among others.

     Many of our competitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than we do. They may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing their products. They may also develop alternative technologies and products that are more effective, easier to use or more economical than those that have been or are being developed by us or that render our technology and products obsolete and non-competitive. Recently developed technologies or procedures are, or may in the future be, the basis of competitive products. We cannot assure that our current competitors or other parties will not succeed in developing alternative technologies or products that are more effective, easier to use or more economical than the technologies and products that we have been or are developing or that would render our technology and products obsolete or uncompetitive. If our current competitors or other parties succeed in developing these alternative technologies or products, our prospects, business, financial condition and results of operations would be materially and adversely affected. Our competitors may also obtain approval or clearance by the FDA or foreign regulatory approval organizations, achieve product commercialization or obtain patent protection earlier than we do. Additionally, we cannot assure that any marketing or other strategic partners that we may engage will not pursue parallel development of technologies or products relating to, or competitive with, our current or planned product portfolio. We also face competition with respect to manufacturing efficiency and marketing capabilities, areas in which we currently have limited experience. Failure to successfully address these factors and circumstances could have a material adverse impact on our prospects, business, our financial condition and results of operations.

The market may not accept our products.

     CoStasis Surgical Hemostat is a product designed to control diffuse capillary and small vein bleeding, and CoSeal Surgical Sealant is a product designed to seal anastomoses and sites of incision, in connection with surgery. We cannot assure that either of these products will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and U.S. marketing approvals are maintained. We believe that recommendations and endorsements by physicians will be essential for market acceptance of our surgical products, and we cannot assure you that these recommendations or endorsements will be obtained. We believe that surgeons will not use our products unless they determine, based on clinical data and other factors, that our products represent an effective means of controlling bleeding and sealing anastomoses and sites of incision, and that the clinical benefits to patients and cost savings achieved through use of our products outweigh their cost. Acceptance among physicians may also depend upon our ability to train surgeons and other potential users of our products in the application of sprayable surgical products, and the willingness of such users to learn these relatively new techniques. Additional factors in achieving market acceptance may include our ability to address competition from U.S. and international medical device, pharmaceutical and biopharmaceutical companies, to successfully develop an effective direct marketing and sales force, to form strategic partnerships and to manufacture cost-effective products. Failure of our products to achieve significant market acceptance will have a material adverse effect on our prospects, business, financial condition and results of operations.

We have limited marketing and sales capabilities.

We currently have limited experience in marketing and selling our products and we have only recently initiated a significant direct marketing and sales capability in the United States. In order to achieve commercial success for our approved products, we must either develop an effective marketing and sales force or enter into arrangements with third parties to market and sell our products. As we attempt to develop our own marketing and sales capabilities, we will be competing with other companies that currently have experienced and well-funded marketing and sales operations. To the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues we receive will be dependent on the efforts of others, and we cannot assure that these efforts will be successful. Failure to further develop and expand our direct sales and marketing force or enter into arrangements with other companies to market and sell our products will reduce our ability to generate revenues.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Cohesion that file electronically with the Commission.

     We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended, or Securities Act. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or Exchange Act:

•	Report on Form 10-K for the transition period ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Current Report on Form 8-K dated September 27, 2002;

•	Description of our common stock contained in our Registration Statement on Form 10, as amended, originally dated April 27, 1998; and

•	all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the selling stockholders stop offering the securities under this prospectus (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Deborah L. Webster
Vice President and Chief Administrative Officer
Cohesion Technologies, Inc.
2500 Faber Place
Palo Alto, California 94303
(650) 320-5500

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, our expectation that the pending merger transaction with Angiotech will be completed on the expected schedule or at all, expected future results of operations, capital expenditures, cost reduction efforts, cash flow and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the company believes,” “the company intends,” “we believe,” “we intend” and similar words or phrases. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements: events affecting the completion of the pending merger transaction with Angiotech; pricing pressures, market share and other competitive factors, which could include pricing strategies and customer retention; changes in the regulatory environment and our ability to obtain necessary regulatory approvals; results of our programs to control costs; results of our programs to increase our sales and marketing capabilities; results of our programs to improve capital management; opportunities or acquisitions that we pursue; and the availability and terms of financing. Please see the information provided under the caption “Risk Factors.” Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

DESCRIPTION OF CAPITAL STOCK

     Holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor. Pursuant to our Amended and Restated Certificate of Incorporation, holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in the assets of our company, if any, remaining after the payment of all debts and liabilities of our company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which we may issue in the future. No shares of preferred stock are presently outstanding nor do we have any present plan to issue such shares.

SELLING STOCKHOLDERS

     We are registering these shares of our common stock for resale by the selling stockholders identified below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. We agreed to register these shares pursuant to the warrants issued to the investors pursuant to the Common Stock Purchase Agreement, dated as of July 24, 2002, by and among our company and the selling stockholders. Please see “Plan of Distribution.”

     We have filed with the Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, in privately-negotiated transactions, or otherwise. We intend to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the second anniversary of the date of issuance of the shares to the selling stockholders or such earlier time as all shares covered by the registration statement have been sold pursuant thereto or such earlier time as the pending merger transaction with Angiotech is completed.

     The following table sets forth the name of the selling stockholders, the number of shares of our common stock known by us to be beneficially owned by each selling stockholder as of October 28, 2002, the number of shares of our common stock that may be offered for resale for the account of each of the selling stockholders pursuant to this prospectus and the number of shares of our common stock to be held by the selling stockholders after the sale of all of the shares by the selling stockholders. Percentage ownership is based on 9,479,436 shares of common stock outstanding (excluding treasury shares) as of September 25, 2002. The selling stockholders may sell all, some or none of the common stock being offered. This information is based upon information provided by each respective selling stockholder.

	Shares Beneficially			Shares Beneficially
	Owned Prior to		Shares	Owned Subsequent to
	the Offering (1)		Offered by	the Offering (1)(2)
			This
Name of Selling Stockholder	Shares	Percent	Prospectus	Shares	Percent

Entities affiliated with Three Arch Partners (3)	455,384	4.6%	455,384	—	*
Entities affiliated with Alta Partners (4)	455,384	4.6%	455,384	—	*

*	Represents less than 1% of the issued and outstanding shares.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of October 28, 2002, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity. To our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Assumes the sale of all shares offered hereby.

(3)	Represents 434,828 shares and 20,556 shares of our common stock issuable upon the exercise of currently exercisable warrants issued to Three Arch Capital, L.P. and TAC Associates, L.P. , respectively, by our company pursuant to the Common Stock Purchase Agreement.

(4)	Represents 228,084 shares, 7,705 shares, 211,808 shares and 7,787 shares of our common stock issuable upon the exercise of currently exercisable warrants issued to Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC, respectively, by our company pursuant to the Common Stock Purchase Agreement.

PLAN OF DISTRIBUTION

     The selling stockholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the Nasdaq National Market;

•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

•	“at the market,” to or through market makers, or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	in privately negotiated transactions; or

•	to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these “underwriters” receive may be deemed to be underwriting compensation.

     To the extent required, the following information will be set forth in a supplement to this prospectus:

•	information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders;

•	the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders; and

•	the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

     Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

     We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With some exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

     We will not receive any of the cash proceeds from the selling stockholders’ sales of our common stock.

LEGAL MATTERS

     The validity of the shares being offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California.

EXPERTS

     The consolidated financial statements of the Company as of December 31, 2001 and June 30, 2001 and 2000, and for the six-month period ended December 31, 2001 and each of the three years in the period ended June 30, 2001, appearing in Cohesion’s Transition Report (Form 10-K) for the period from July 1, 2001 to December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or any supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities issued on a later date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

     The expenses to be paid by us in connection with the distribution of the common stock being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$314
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	8,000
Miscellaneous	1,686

Total	$20,000

     Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the full extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law. We believe that indemnification under our Amended and Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     We enter into agreements which indemnify our directors and executive officers. These agreements indemnify, among other things, our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the company, arising out of such person’s services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

     Item 16. Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Reorganization, dated as of September 27, 2002, by and among Angiotech Pharmaceuticals, Inc., Chardonnay Acquisition Corp. and Cohesion Technologies, Inc (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K dated September 27, 2002, File No. 000-24103)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10, as amended, which became effective on June 26, 1998, File No. 000-24103)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000, File No. 812-11752)
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10, as amended, which became effective on June 26, 1998, File No. 000-24103)
4.2	Common Stock Purchase Agreement, dated as of July 24, 2002, by and among Cohesion Technologies, Inc. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated July 24, 2002, File No. 000-24103)
4.3	Form of Warrant, dated as of July 24, 2002 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K dated July 24, 2002, File No. 000-24103)
4.4	Rights Agreement, dated as of April 21, 1999, between Cohesion Technologies, Inc. and Bank of New York (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated May 3, 1999, File No. 000-24103)
5.1	Opinion of Latham & Watkins
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

     Item 17. Undertakings.

     We hereby undertake:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that information required to be included in a post-effective amendment by paragraphs (1)(i) and (1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cohesion Technologies pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on October 28, 2002.

COHESION TECHNOLOGIES, INC.

By	/s/ William G. Mavity

William G. Mavity Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint William G. Mavity and Sharon S. Kokubun and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William G. Mavity William G. Mavity	Chief Executive Officer and Chairman of the Board	October 28, 2002

/s/ Sharon Kokubun Sharon S. Kokubun	Vice President, Finance & Controller	October 28, 2002

John R. Daniels, M.D.	Chairman of the Board

/s/ Craig Davenport Craig T. Davenport	Director	October 28, 2002

/s/ Mark A. Philip Mark A. Philip, Ph.D.	Director	October 28, 2002

/s/ Thomas M. Prescott Thomas M. Prescott	Director	October 28, 2002

/s/ Robert C. Robbins Robert C. Robbins, M.D.	Director	October 28, 2002

S-1

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of September 27, 2002, by and among Angiotech Pharmaceuticals, Inc., Chardonnay Acquisition Corp. and Cohesion Technologies, Inc (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K dated September 27, 2002, File No. 000-24103)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10, as amended, which became effective on June 26, 1998, File No. 000-24103)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000, File No. 812-11752)
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10, as amended, which became effective on June 26, 1998, File No. 000-24103)
4.2	Common Stock Purchase Agreement, dated as of July 24, 2002, by and among Cohesion Technologies, Inc. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated July 24, 2002, File No. 000-24103)
4.3	Form of Warrant, dated as of July 24, 2002 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K dated July 24, 2002, File No. 000-24103)
4.4	Rights Agreement, dated as of April 21, 1999, between Cohesion Technologies, Inc. and Bank of New York (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated May 3, 1999, File No. 000-24103)
5.1	Opinion of Latham & Watkins
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)